Exhibit 4.30
Third Amendment to
Alion Science and Technology Corporation
Employee Ownership, Savings and Investment Plan
WHEREAS, Alion Science and Technology Corporation (the “Company”) maintains the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan (the “Plan”) for the benefit of its employees and employees of other adopting employers, and was last amended and restated as of October 1, 2006; and
WHEREAS, the Company desires to amend the Plan to comply with final regulations under Section 415 of the Internal Revenue Code of 1986, as amended, and recent guidance issued by the Internal Revenue Service regarding direct rollovers from the Plan to a Roth IRA as required by the Pension Protection Act of 2006; and
WHEREAS, the Board of Directors of the Company, pursuant to Plan Section 15.1 of the Plan, has delegated authority to amend the Plan to the undersigned officer, provided he determines that the amendment would not materially increase costs of the Plan to the Company or any Adopting Employer.
NOW, THEREFORE, pursuant to the powers of amendment reserved under Section 15.1 of the Plan, the Plan is hereby amended by the Company by the adoption of the following provisions:
1.	Effective as of October 1, 2007, a new subsection (e) is added to Section 2.13 of the Plan to read as follows:
“(e) Notwithstanding the foregoing, Compensation shall not include any amount paid to an Employee after his or her Severance from Service Date, except that a Participant’s Compensation shall include Compensation that is described in Treas. Regs. §§ 1.415(c)-(2)(e)(3)(ii) (regular pay) or 1.415(c)-2(c)(3)(iii)(A) (compensation paid for unused bona fide sick, vacation, or other leave), as well salary continuation payments while on qualified military leave to the extent described in Treas. Regs. § 1.415(c)-(2)(e)(4), provided that such amounts are paid to the Participant by the later of 2 1/2 months after his or her Severance from Service Date or the last day of the Plan Year that includes his or her Severance from Service Date.”
2.	Effective as of January 1, 2008 for distributions made after December 31, 2007, Subsection 4.5(b)(2) is deleted and the following is substituted in lieu thereof:
“IRA. An individual retirement account or annuity under Section 408(a) or (b) of the Code, respectively, but not a Roth IRA under Section 408A of the Code.”

3.	Effective as of January 1, 2008 for distributions made after December 31, 2007, the first sentence of Section 9.5(c)(3) is deleted and the following sentence is substituted in lieu thereof:
“An individual retirement account described in Section 408(a) of the Code, an individual retirement annuity (other than an endowment contract) described in Section 408(b) of the Code, a Roth IRA described in Section 408A(b) of the Code, a qualified trust described in Section 401(a) of the Code if such qualified trust is part of a plan that permits acceptance of Direct Rollovers or an annuity plan described in Section 403(a) of the Code.”
4.	Effective as of October 1, 2007, Section 11.1(c) is hereby amended in its entirety to read as follows:
“(c) If the Annual Additions for a Participant would exceed the limits specified in this Section, then the excess amounts may be corrected in accordance with the Internal Revenue Service Employee Plans Compliance Resolution System as set forth in Revenue Procedures 2006-27 and 2008-50 or any superseding guidance, or in accordance with the preamble to the final Code Section 415 regulations as published in the Federal Register on April 5, 2007. The provisions of Section 415 of the Code are hereby incorporated by reference to the extent not inconsistent with the express provisions of the Plan.”
5.	Effective as of October 1, 2007, subsections (a) and (b) of Section 11.3 of the Plan are deleted in their entirety, and the remaining subsection in Section 11.3 is renumbered accordingly.
IN WITNESS WHEREOF, Alion Science and Technology Corporation has caused this Third Amendment to the Plan to be executed on its behalf by the Chief Executive Officer as of the 1st day of June, 2009.

Alion Science and Technology Corporation
By:	/s/ Bahman Atefi
Its: Chief Executive Officer

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